                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
                 under Section 12(g) of the Securities Exchange
                Act of 1934 or Suspension of Duty to File Reports
                       under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

                         Commission File Number 0-28656
                                                -------

                             Karrington Health, Inc.
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             (Exact name of registrant as specified in its charter)

919 Old Henderson Road, Columbus, Ohio  43220                   (614) 451-5151
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Shares, without par value
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            (Title of each class of securities covered by this Form)

                                 Not Applicable
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   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)             [x]                Rule 12h-3(b)(1)(ii)           [ ]
Rule 12g-4(a)(1)(ii)            [ ]                Rule 12h-3(b)(2)(i)            [ ]
Rule 12g-4(a)(2)(i)             [ ]                Rule 12h-3(b)(2)(ii)           [ ]
Rule 12g-4(a)(2)(ii)            [ ]                Rule 15d-6                     [ ]
Rule 12h-3(b)(1)(i)             [x]

     Approximate number of holders of record as of the certification or notice
date:         1
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Karrington Health, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  May 14, 1999                 By: /s/ THOMAS B. NEWELL
                                        -------------------------
                                        Thomas B. Newell

                                        Executive Vice President and Secretary